Exhibit 10.9

Summary of Compensation for Nonemployee Directors of
The Scotts Miracle-Gro Company
Effective as of May 1, 2014
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At the meeting of the Board of Directors (the “Board”) of The Scotts Miracle-Gro Company (the “Company”) held on January 29, 2014, the Board approved the recommendations of the Nominating and Governance Committee of the Board (the “Committee”) with respect to compensation for the 2014 calendar year for nonemployee members of the Board (“Nonemployee Directors”) and the Lead Independent Director of the Company. At a subsequent meeting of the Board held on May 1, 2014, the Board approved the recommendations of the Committee with respect to an updated compensation structure for the 2014 calendar year for Nonemployee Directors and the Lead Independent Director of the Company (the “Updated Compensation Structure”). The Updated Compensation Structure is described below.

Annual Cash Retainer; Reimbursement of Expenses

Each of the Nonemployee Directors will be paid an annual cash retainer in the amount of $100,000 and the Lead Independent Director will be paid an additional annual cash retainer in the amount of $15,000. The annual cash retainer(s) will be paid on a quarterly basis, in January, April, July and October; provided, that, the Nonemployee Directors have the option to elect, in advance, to receive up to 100% of their quarterly cash retainers in cash or fully-vested deferred stock units. Nonemployee Directors receive reimbursement of all reasonable travel and other expenses associated with attending Board and Board committee meetings. The Updated Compensation Structure maintained the annual cash retainer amounts and payment schedule and the reimbursement of expenses policy.

Deferred Stock Units

On January 31, 2014 (prior to the approval of the Updated Compensation Structure): (a) each Nonemployee Director was granted deferred stock units having a value of $70,000; (b) the Lead Independent Director was granted additional deferred stock units having a value of $35,000; (c) each Nonemployee Director was granted additional deferred stock units having a value of $12,500 for each committee of the Board on which such Nonemployee Director serves; (d) each Nonemployee Director serving as the chairperson of a committee of the Board was granted additional deferred stock units having a value of $25,000; and (e) each Nonemployee Director serving on the Audit and Finance Committee of the Board was granted additional deferred stock units having a value of $5,000. The number of deferred stock units (and related dividend equivalents) granted to each Nonemployee Director was calculated by dividing the aggregate value of deferred stock units to be granted to such Nonemployee Director by the closing price of the Company’s common shares on the January 31, 2014 grant date ($59.39) and rounding any resulting fractional deferred stock unit up to the next whole deferred stock unit.

On May 1, 2014, pursuant to the Updated Compensation Structure, each Nonemployee Director was granted additional deferred stock units (bringing the total deferred stock value granted to each Nonemployee Director for the 2014 calendar year to $170,000, including any deferred stock units granted for serving as Board committee chairs or members but excluding the additional deferred stock units granted to the Lead Independent Director). The equity portion of the Updated Compensation Structure is intended to award deferred stock units having an annualized value of $170,000 to all Nonemployee Directors with no additional deferred stock units awarded for serving as Board committee chairs or members. The number of additional deferred stock units (and related dividend equivalents) granted to each Nonemployee Director on May 1, 2014 pursuant to the Updated Compensation Structure was calculated by dividing the aggregate value of additional deferred stock units to be granted to such Nonemployee Director by the closing price of the Company’s common shares on the May 1, 2014 grant date ($61.19) and rounding any resulting fractional deferred stock unit up to the next whole deferred stock unit.

The deferred stock units (and related dividend equivalents) were granted under The Scotts Miracle-Gro Company Long-Term Incentive Plan (Effective as of January 17, 2013) (the “2013 Plan”). Each whole deferred stock unit represents the right to receive one full common share of the Company at the time and in the manner described in the Deferred Stock Unit Award Agreement for Nonemployee Directors (with Related Dividend Equivalents) evidencing the award. Each dividend equivalent represents the right to receive additional deferred stock units (rounded to the nearest whole deferred stock unit) in respect of dividends that are declared and paid during the period beginning on the grant date and ending on the settlement date with respect to the common share of the Company represented by the related deferred stock unit.

The deferred stock units, including any deferred stock units received in respect of dividend equivalents on or prior to the vesting date, will generally become 100% vested on the earlier to occur of (a) January 31, 2015 and (b) the date of the annual meeting of the Company’s shareholders in 2015 (the “Vesting Date”). Any deferred stock units received in respect of dividend equivalents following the vesting date will be 100% vested on the date they are credited to the Nonemployee Director. If a Nonemployee Director ceases to be a member of the Board as a result of their death or becoming totally disabled, then all of the Nonemployee Director’s deferred stock units (and related dividend equivalents) will become 100% vested as of the date the Nonemployee Director’s service on the Board terminates. If a Nonemployee Director ceases to be a member of the Board prior to the vesting date for any reason not described in the preceding sentence, the Nonemployee Director’s deferred stock units (and related dividend equivalents) will be immediately forfeited.

Subject to the terms of the 2013 Plan, vested deferred stock units will be settled in a lump sum as soon as administratively practicable, but no later than 90 days, following the earliest to occur of (a) a Nonemployee Director ceasing to be a member of the Board as a result of their death or becoming totally disabled and (b) January 31, 2017. Whole deferred stock units will be settled in full common shares of the Company and any fractional deferred stock units will be settled in cash, determined based on the fair market value of a common share of the Company on the settlement date.

If there is a Change in Control (as defined in the 2013 Plan), each Nonemployee Director’s deferred stock units (and related dividend equivalents) will become 100% vested on the date of the Change in Control and will be settled as described in the 2013 Plan.

For more information about the deferred stock units (and related dividend equivalents) granted to the Nonemployee Directors, please refer to: (a) the form of Deferred Stock Unit Award Agreement for Nonemployee Directors (with Related Dividend Equivalents) that is included as Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2013; (b) the form of Deferred Stock Unit Award Agreement for Nonemployee Directors (with Related Dividend Equivalents) that is included as Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014; and (c) the 2013 Plan that is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 24, 2013.